UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 6, 2012 (October 30, 2012)

Date of Report (Date of earliest event reported)

RAAM Global Energy Company

(Exact name of registrant as specified in its charter)

Delaware	333-172897	20-0412973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (859) 253-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

RAAM Global Energy Company (the “Company”) appointed Mr. Kenneth Young, age 56, as the Company’s Chief Operating Officer on October 30, 2012, and issued a press release announcing Mr. Young’s appointment on November 6, 2012. Mr. Young served as the Company’s Executive Vice President of Corporate Development from October 1, 2012 (the date that he began his employment with the Company) through October 30, 2012.

From December 1, 2009 until July 31, 2012, Mr. Young served as the Executive Vice President of Exploration for Vitruvian Exploration. Mr. Young played an integral role in developing business plans for Vitruvian Exploration and he managed the organic development and divestiture of that company’s oil resource plays. Prior to his employment with Vitruvian Exploration, Mr. Young served as the President and Chief Executive Officer of New Trails Energy, L.P. In 2007, New Trails Energy, L.P. was a start-up company focusing on Gulf Coast liquid plays which Mr. Young developed during that year as its sole owner. From 2001 until 2007, Mr. Young was employed at Rainier Exploration, L.P., where he served as its President and a Managing Partner. Rainier Exploration, L.P. is an independent start-up company in the Gulf Coast and the Gulf of Mexico regions that focuses on generating and developing prospects in the Gulf Coast and the Gulf of Mexico. Prior to his employment with Rainier, Mr. Young served as Exploration Manager for Cockrell Oil Corporation, Geophysical Advisor for Hardy Oil, Manager of Geology for Zilkha Energy and Project Geological Engineer for Tenneco Oil Corporation. None of Vitruvian Exploration, New Trails Energy, L.P., Rainier Exploration, L.P., Cockrell Oil Corporation, Hardy Oil, Zilkha Energy, and Tenneco Oil Corporation is or was a parent, subsidiary or an affiliate of the Company.

Mr. Young has a bachelor of science in geoscience from Pennsylvania State University, and a master’s degree in geological engineering from South Dakota School of Mines and Technology.

There is no arrangement or understanding between Mr. Young and any other person(s) pursuant to which he was selected to be an officer of the Company. Mr. Young has no family relationship with any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company.

The Company entered into certain compensation arrangements with Mr. Young when he joined the Company, and the Company has no plans to modify such arrangements at this time. Mr. Young received an offer letter on October 1, 2012 which covers the term of Mr. Young’s employment until December 31, 2013, to be extended in one year periods following that time unless either party gives notice of a nonrenewal to the other party. The offer letter states that he will receive an annual base salary of $375,000. Mr. Young will be eligible to receive a bonus for the time that he was employed with the Company in 2012 through December 31, 2013, with a maximum bonus amount of 150% of his annual base salary (the “2013 Bonus”). The amount of bonus that he will be eligible to receive, if any, will be based upon the profit received by the Company from asset sales that occur during that time period and the profits received from new ventures developed by Mr. Young during that period. The bonus that Mr. Young will be eligible to receive for the 2014 calendar year will also be subject to a maximum cap of 150% of his annual base salary. Seventy-five percent of the potential 2014 bonus will be dependent upon the Company’s market capitalization value at the end of the 2014 calendar year, while twenty-five percent of the 2014 bonus will be based upon the same criteria that the Company will use to calculate his 2013 Bonus. Mr. Young may also be eligible to receive performance-based commission payments on certain assets sold for a profit. He will be eligible to receive 1.37% of the incremental value that the Company receives upon the sale of each of the applicable assets sold. If he receives a performance-based commission payment, the Company will provide Mr. Young with a one-time option to purchase the number of shares of Company common stock that may be purchased with that commission payment, provided that the aggregate number of shares of the Company’s common stock that Mr. Young will be allowed to purchase with performance-based commission payments shall be limited to 584 shares.

The offer letter sets forth Mr. Young’s right to receive health and welfare benefits during his employment with the Company, including life insurance and disability insurance benefits. Mr. Young may participate in the Company’s 401(k) retirement plan, in which the Company will match employee contributions up to a maximum of eight percent (8%).

Mr. Young has also executed a confidentiality agreement in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2012

RAAM Global Energy Company

By:	/s/ Howard A. Settle
Name: Howard A. Settle
Title: Chief Executive Officer